UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

FLEETWOOD ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-7699 (Commission File No.)	95-1948322 (IRS Employer Identification No.)

3125 Myers Street, Riverside, California 92503-5527

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (951) 351-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01          Completion of Acquisition or Disposition of Assets.

As previously announced, on July 21, 2009, Fleetwood Enterprises, Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Sellers”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with FH Holding, Inc. (“Purchaser”), an affiliate of Cavco Industries, Inc., for the sale of certain of the Sellers’ manufactured housing business assets (the “Housing Assets”).  The sale of the Housing Assets pursuant to the Purchase Agreement was approved by an order of the United States Bankruptcy Court for the Central District of California, Riverside Division, filed and entered on August 14, 2009.

On August 17, 2009, the Company consummated the sale of the Housing Assets to the Purchaser.  After giving effect to certain closing adjustments, the net purchase price paid by the Purchaser to the Sellers was approximately $25.6 million, including $1 million deposited into a segregated account to secure Purchaser’s right to potential post-closing purchase price adjustments based on final determination of net working capital. The Company continues to anticipate that there will not be proceeds ultimately available to the Company from this transaction and other potential asset sales sufficient, after payments to creditors, to result in any distribution to the stockholders of the Company. The sale of the Housing Assets completes the sale of the Company's assets of businesses operating as a going concern.  The remaining assets of the Company primarily consist of approximately 23 idle manufacturing related facilities, machinery and equipment, raw materials inventory, and miscellaneous corporate related assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEETWOOD ENTERPRISES, INC.

Date: August 18, 2009	BY:	/s/ Leonard J. McGill
Leonard J. McGill
Senior Vice President, Corporate Development, General Counsel and Secretary